EXHIBIT 10.J


                              EMPLOYMENT AGREEMENT

      AGREEMENT ("Agreement") dated as of January 1, 2007 by and between AutoInfo, Inc., a Delaware corporation ("Auto") and William I. Wunderlich, an individual residing at 7565 NW 125th Way, Parkland, Florida 33076 ("Wunderlich")

      WHEREAS, Wunderlich is currently the chief financial officer of Auto;

      WHEREAS, Auto desires to assure itself of the benefit of Wunderlich's services and experience for the period of time provided in this Agreement; and

      WHEREAS, Wunderlich is willing to enter into an agreement to that end with Auto upon the terms and conditions herein set forth.

      NOW THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto hereby agree as follows:

      1. Employment. Auto hereby employs Wunderlich as its chief financial officer and Wunderlich hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

      2. Duties and Responsibilities. Wunderlich shall be the chief financial officer of Auto. Wunderlich shall report to and be subject to the direction of the Board and Wunderlich shall perform such duties as may be assigned to him from time to time by the Board; provided, that such duties shall be of a nature consistent with the dignity and authority of the position of chief financial officer. During the Employment Term Wunderlich shall, subject to Auto's vacation policy, devote substantially all of his normal business time and attention to the businesses of Auto and its subsidiaries and affiliates and shall perform such duties in a businesslike manner, all for the purpose of advancing the business of Auto and its subsidiaries and affiliates. Nothing contained in this Agreement shall be deemed to prohibit Wunderlich from devoting a nominal amount of his time to his (and his family's) personal investments, provided, however, that, in case of conflict, the performance of Wunderlich's duties under this Agreement shall take precedence over his activities with respect to such investments.

      3. Term. The term of this Agreement shall commence on the date hereof and shall continue through December 31, 2011 (the "Employment Term").

      4. Compensation. Auto shall pay to Wunderlich a salary at the rate of $175,000 per year ("Base Compensation"), payable in accordance with Auto's customary payroll policy in effect from time to time, but in no event any less often than monthly, less withholding required by law and other deductions agreed to by Wunderlich.

      5. Bonus. In addition to the compensation provided for in Paragraph 4 of this Agreement, during the Employment Term Auto shall pay to Wunderlich (i) annual cash bonuses in an amount equal to ten percent (10%) of the first $1,250,000 of Auto's consolidated combined pre-tax profit, excluding the effect of any non-cash compensation based upon the issuance of stock options and / or warrants (the "Operating Profit"), plus an additional five percent (5%) of any Operating Profit in excess of $1,250,000 (the "Annual Bonus"). The Annual Bonus, if any, for each year during the Employment Term shall be paid not later than March 31st of the subsequent year, however, during each year of the Employment Term Wunderlich shall be entitled to quarterly advances in the cumulative amount equal to ninety percent (90%) of the projected Annual Bonus based upon the Operating Profit of the quarterly period then ended (the "Cumulative Advances") and shall be paid within 45 (forty five) days of the close of each quarterly period. The Cumulative Advances for any such year shall be applied against the Annual Bonus for that year and in the event the Cumulative Advances paid during any such year exceeds the actual Annual Bonus payable for that year, Wunderlich shall promptly reimburse Auto an amount equal to the difference between the amount of Cumulative Advances received during such year and the actual Annual Bonus amount payable for that year; and
(ii) such other bonuses as determined in the sole discretion of the Board based upon the achievement of specific objectives mutually determined by the Board and Wunderlich. Notwithstanding the foregoing, in no event, subject to the sole discretion of the Board, shall the total annual Base Compensation and Annual Bonus for any particular year exceed $675,000.

      6. Principal Office. Wunderlich shall render his services hereunder at Auto's executive offices, to be located within the 25 mile radius of Boca Raton, Florida. If Auto's executive offices shall be relocated to any location outside of the 25 mile radius of Boca Raton, Florida, Auto shall reimburse Wunderlich for any and all reasonable moving expenses actually incurred by him.

      7. Expenses and Benefits.

            (a) Auto shall reimburse Wunderlich for all reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, including, without limitation, expenses in connection with cellular telephones or other wireless communications, travel and entertainment and the purchase of materials related to Auto's industry, upon presentation of appropriate documentation therefore. Subject to the foregoing, Wunderlich will be entitled to business-class travel and accommodations while traveling in connection with Auto's business.

             (b) Auto recognizes that Wunderlich will be required to incur significant travel in rendering services to Auto hereunder and in connection therewith Auto shall during the Employment Term provide Wunderlich with an automobile allowance of $1,500.00 per month which the parties agree shall be used to pay all of the expenses associated with the operation of an automobile including, without limitation, maintenance, repair and insurance costs.

            (c) Wunderlich shall be entitled to participate, to the extent he qualifies, in such life insurance, hospitalization, disability and other medical insurance plans or programs as are generally made available to executive officers of Auto. In the event that Wunderlich determines not to participate in any of such plans, Auto shall reimburse him for the cost of the monthly premiums for such plans in an amount equal to Auto's cost for such plans.

            (d) Wunderlich shall be entitled to participate, subject to classification requirements, in other benefit plans, such as pension, stock purchase, stock option, savings, bonus and profit sharing plans, which are from time to time applicable to Auto's executive officers.

            (e) During the Employment Term, Wunderlich shall be entitled to four
(4) weeks of fully paid vacation per annum. Wunderlich will be entitled to his regular compensation on all regularly scheduled Auto holidays.

            (f) Auto shall indemnify Wunderlich (and his legal representatives or other successors) to the fullest extent permitted by the laws of the State of Delaware and its existing certificate of incorporation and by-laws, and Wunderlich shall be entitled to the protection of any insurance policies Auto may elect to maintain generally for the benefit of its officers and/or executives, against all costs, charges and expenses whatsoever incurred or sustained by him (or his legal representatives or other successors) in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been an officer and/or executive of Auto and its subsidiaries and affiliates.

      Collectively, the items referred to in paragraphs (b)-(f) of this Section 7 shall hereinafter be referred to as "Employee Benefits."

      8. Termination and Termination Benefits.

            (a) Termination by Auto.

                  (i) Notwithstanding any provision contained herein, Auto may terminate this Agreement at any time during the Employment Term for "cause". For purposes of this Agreement, "cause" shall mean (a) the continuing failure (after receipt of written notice from Auto) by Wunderlich to substantially perform his duties hereunder for any reason other than total or partial incapacity due to Disability (as hereinafter defined) which failure to perform demonstrably causes harm to Auto, (b) gross negligence or willful misconduct on the part of Wunderlich in the performance of his duties hereunder that demonstrably causes harm to Auto, and (c) the conviction of Wunderlich, by a court of competent jurisdiction, of a felony or other crime involving moral turpitude. Termination pursuant to this subsection 8(a)(i) shall be effective immediately upon giving Wunderlich written notice thereof stating the reason or reasons therefore with respect to clause (c) above, and 30 days after receipt of written notice thereof from Auto to Wunderlich specifying the (x) acts or omissions constituting the failure, gross negligence or willful misconduct and (y) harm to Auto and requesting that they be remedied with respect to clauses (a) and (b) above, but only if Wunderlich has not substantially cured such failure, gross negligence or willful misconduct within such 30 day period. In the event of a termination pursuant to this subsection 8(a)(i), Auto shall pay Wunderlich his Base Compensation and Employee Benefits that have actually accrued to the date of termination. Any stock options granted by Auto to Wunderlich which have not vested by the date of such termination shall terminate on such date; any vested stock options which have not been exercised by Wunderlich by such date shall remain exercisable for ninety (90) days from such termination date.

                  (ii) If, during the Employment Term, Wunderlich shall be unable substantially to perform the duties required of him pursuant to the provisions of this Employment Agreement due to any physical or mental disability which is in existence for a period of ninety (90) consecutive days or for any one hundred and eighty (180) days, in either case in any twelve (12) consecutive months during the term hereof, Auto shall have the right to terminate Wunderlich's employment pursuant to this Employment Agreement by giving not less than thirty (30) days' written notice to Wunderlich, at the end of which time Wunderlich's employment shall be terminated; provided, however, that if Wunderlich commences to perform the duties required by this Agreement within such 30-day period and performs such services for 25 out of 30 of the ensuing business days, then such notice shall be void. Wunderlich shall retain his status and continue to receive his full compensation (including Base Compensation, Employee Benefits and Annual Bonus, if any) hereunder during the period prior to any termination hereunder because of a Disability. As used in this Employment Agreement, the term "Disability" shall mean the inability of Wunderlich to perform his duties under this Employment Agreement by reason of a medical disability, including mental or physical illness, as certified by a physician or specialist appointed by Wunderlich and reasonably acceptable to Auto or, if

Wunderlich is or is alleged to be mentally disabled, appointed by Wunderlich's designee or legal representative. Upon the occurrence of such termination, Auto shall have no further obligations hereunder, except that Wunderlich shall be entitled to (a) receive payment of his Base Compensation through the date of termination, (b) a pro-rata share of any bonus and profit sharing plans pursuant to Section 7(d) hereof and Annual Bonus, if any, to which Wunderlich would have been entitled for the year in which such Disability occurs, (c) immediate acceleration and exercisability of any stock options which had been previously granted to Wunderlich but had not yet become exercisable as of the date of such termination, which options, together with any other exercisable options shall remain exercisable until the first anniversary of such termination and (d) receive the benefits pursuant to Section 7(c) hereof, to the extent available, for the remainder of the Employment Term; provided, however, that any compensation to be paid to Wunderlich pursuant to this subsection 8(a)(ii) shall be offset against any payments received by Wunderlich pursuant to any policy of disability insurance the premiums of which are paid for by Auto. Nothing herein shall be construed to violate any Federal or State law including the Family and Medical Leave Act of 1993, 27 U.S.C.S. ss.2601 et seq., and the Americans With Disabilities Act, 42 U.S.C.S. ss.12101 et seq.

            (b) Termination by Wunderlich

                  (i) Wunderlich may terminate this Agreement at any time during the Employment Term for "Good Reason" upon 30 days' written notice to Auto (during which period Wunderlich shall, if requested in writing by Auto, continue to perform his duties as specified under this Agreement). "Good Reason" shall mean: (a) Auto's failure to make any of the payments or provide any of the material benefits to Wunderlich under this Agreement; (b) a material reduction in Wunderlich's duties or authority; or (c) Auto shall materially breach any material term of this Agreement; provided, however, that Auto has not cured, or made substantial efforts to cure, any such events within the aforementioned 30 day period.

                  (ii) If there shall occur a "Change in Control" (as hereinafter defined) of Auto, Wunderlich shall have the right to terminate his employment pursuant to this Agreement by written notice to Auto, which termination shall be deemed a termination without cause by Auto. A "Change in Control" shall be deemed to occur upon (a) the sale by Auto of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), (b) the consolidation or merger of Auto with any person as a result of which merger Auto is not the surviving entity and with respect to which persons who were the stockholders of Auto immediately prior to such consolidation or merger do not, immediately thereafter own more than 50% of the combined voting power entitled to vote generally in the election of directors of the consolidated or merged company's then outstanding voting securities or (c) a tender offer, merger, consolidation, sale of assets or contested election or any combination of the foregoing transactions in which the persons who were directors of Auto immediately before the transaction cease to constitute a majority of the Board of Directors of Auto or any successor to Auto. An "affiliate" shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any other person.

                  (iii) If  Wunderlich's  employment  hereunder is terminated by
(a) Auto without cause or (b) Wunderlich for Good Reason, Auto shall pay to Wunderlich all compensation, bonuses and benefits that he is entitled to under this Agreement for the remainder of the Employment Term. In the event of such termination, any stock options granted by Auto to Wunderlich which have not yet vested by the date of such termination shall immediately vest and become exercisable, which options, together with any other exercisable options shall remain exercisable (i) for nonqualified stock options, until the later to occur of (x) the first anniversary of such termination or (y) the scheduled expiration date of such options; and
(ii) for incentive stock options, until ninety (90) days after of such termination.

                  (iv) Wunderlich may terminate this Agreement at any time during the Employment Term without Good Reason upon sixty (60) days written notice to Auto. If Wunderlich terminates his employment without Good Reason, Auto shall pay Wunderlich his Base Compensation and Employee Benefits that have actually accrued to the date of termination. Any stock options granted by Auto to Wunderlich which have not vested by the date of such termination shall terminate on such date; and any vested stock options which have not been exercised by Wunderlich by such termination date shall remain exercisable for ninety (90) days from such date, at which time such options shall terminate to the extent they have not been previously exercised.

            (d) In the event Wunderlich's service with Auto terminates by reason of his death, Auto shall have no further obligations hereunder, except that Wunderlich's estate shall be entitled to (i) receive payment of (a) his Base Compensation and Employee Benefits (but not any bonus and profit sharing plans pursuant to Section 7(d) hereof except as provided hereinafter) through the end of the third month following the month in which such death occurs, (b) a pro-rata share of any bonus and profit sharing plans pursuant to Section 7(d) hereof and Annual Bonus, if any, to which Wunderlich would have been entitled for the year in which such death occurs and (ii) immediate acceleration and exercisability of any stock options which had been previously granted to Wunderlich but had not yet become exercisable as of the date of such termination, which options, together with any other exercisable options, shall remain exercisable by Wunderlich's estate until the earlier to occur of (x) the first anniversary of such termination or (y) the scheduled expiration date of any such options.

            (e) Wunderlich shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any payment or benefit provided in this Agreement be reduced by any compensation or benefit earned by Wunderlich after termination of his employment.

      9. Non-Competition. Wunderlich covenants and agrees that during his employment hereunder and for (i) the one (1) year period after his employment hereunder is terminated by Auto for cause pursuant to Section 8(a)(i) or Disability pursuant to Section 8(a)(ii) or by Wunderlich without Good Reason or
(ii) the period after his employment hereunder is terminated and during which Wunderlich receives his Base Compensation pursuant to the terms of Section 8(b)(iii) hereof, he will not, without the prior written consent of Auto, (a) compete with the business of Auto or any of its subsidiaries or affiliates (as such business is operated as of the date of termination of this Agreement) and, in particular, he will not without such consent, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as a director, officer, employee, partner, consultant or agent with, any business in competition with or similar to the business of Auto or any of its subsidiaries or affiliates (as such business is operated as of the date of termination of this Agreement); provided, however, that Wunderlich may own up to five (5%) percent of the capital stock of any publicly traded corporation in competition with the business of Auto or any of its subsidiaries or affiliates, and (b) divert, take away or interfere with or attempt to divert, take away or interfere with any present or former employee or customer of Auto or any of its subsidiaries or affiliates. In the event Auto determines not to renew this Agreement, the provisions of this Section 9 shall no longer be applicable; provided, however, that for the one (1) year period following the expiration of this Agreement Wunderlich shall not divert, take away or interfere with or attempt to divert, take away or interfere with any present or former employee or customer of Auto or any of its subsidiaries or affiliates. In the event that the provisions of this

Section 9 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law. Wunderlich acknowledges and agrees that the foregoing covenant is an essential element of this Agreement and that, but for the agreement of Wunderlich to comply with the covenant, Auto would not have entered into this Agreement, and that the remedy at law for any breach of the covenant will be inadequate and Auto, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. The provisions of this Section 9 shall no longer be applicable if (x) Auto ceases to have any business activities or (y) Auto fails, after the termination hereof, to make any of the payments of Base Compensation to Wunderlich under this Agreement.

      10. Confidential Information. Wunderlich recognizes and acknowledges that the customer lists, patents, inventions, copyrights, methods of doing business, trade secrets and proprietary information of Auto including, without limitation, as the same may exist from time to time, are valuable, special and unique assets of the business of Auto. Except in the ordinary course of business or as required by law, Wunderlich shall not, during or after the Employment Term, disclose any such list of customers or any part thereof, any such patents, inventions, copyrights, methods of doing business, trade secrets or proprietary information, other than information (a) already in the public domain or that becomes public knowledge otherwise than by an act or omission of Wunderlich, (b) that is or becomes available to Wunderlich without obligation of confidence from a source having the legal right to disclose such information, (c) that is already in the possession of Wunderlich in documented form without an obligation of confidence and was not received by Wunderlich as a result of Wunderlich's prior relationship with Auto or (d) in the opinion of Wunderlich's counsel, that is required to be disclosed by applicable law or legal process as long as Wunderlich promptly notifies Auto of such pending disclosure. In addition, Wunderlich specifically acknowledges and agrees that the remedy at law for any breach of the foregoing shall be inadequate and that Auto, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

      11. COBRA. In the event of Wunderlich's death during the term of this Agreement, Auto shall make all COBRA medical premium payments for Wunderlich's family for the longer of (i) one year from the date of his death or (ii) the remainder of the Employment Term.

      12. Life Insurance. Wunderlich agrees that at any time and from time to time during the Employment Term, he will, at the request and at the expense of Auto, cooperate with Auto in obtaining insurance on his life up to $3 Million for the benefit of Auto and/or its stockholders. At the request of Auto, Wunderlich will take such actions and execute and deliver such documents that may be reasonably required in connection with the obtaining of such insurance. Wunderlich acknowledges that Auto, and its stockholders have an insurable interest in his life.

      13. Opportunities. During his employment with Auto, Wunderlich shall not take any action which might divert from Auto or any of its subsidiaries or affiliates any opportunity which would be within the scope of any of the present businesses of Auto or any of its subsidiaries or affiliates.

      14. Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Wunderlich hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Wunderlich. This Agreement shall not be modified or amended except by a written instrument duly executed by Auto and Wunderlich.

      15. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

      16. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or by a nationally recognized overnight courier service, or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

      If to Auto
      addressed to:     AutoInfo, Inc.
                        c/o Morse, Zelnick, Rose & Lander, LLP
                        405 Park Avenue, Suite 1401
                        New York, New York 10022
                        Attn: Kenneth S. Rose, Esq.

      If to Wunderlich
      addressed to:     William I. Wunderlich
                        7565 NW 125th Way
                        Parkland, Florida 33076

or at such other address as the one party shall specify to the other party in writing.

      17. Counterparts and Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

      18. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida, without regard to the conflicts of laws principles.

      19. Arbitration. Any disputes arising hereunder shall be submitted to arbitration before a single arbitrator in Palm Beach County, Florida under the rules and regulations of the American Arbitration Association. Any award in such arbitration proceeding may be enforced in any court of competent jurisdiction.

      20. Costs of Enforcement. Each of the parties hereto shall pay all reasonable fees and expenses (including attorneys' fees) incurred by the other party in any contest or dispute arising under this Agreement or in enforcing his or its rights hereunder if such other party is the prevailing party in any such contest, dispute or enforcement.

                           [SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                                AUTOINFO, INC.


                                                By: /s/ Harry M. Wachtel
                                                    --------------------
                                                Name: Harry M. Wachtel

                                                Title: President

                                                /s/ William I Wunderlich
                                                ------------------------
                                                  William I. Wunderlich